Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

FOR NICHOLAS CYPRUS

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE between The Interpublic Group of Companies, Inc. (“Employer”) and Nicholas Cyprus (“Executive”). In consideration of the mutual covenants herein contained, the parties agree as follows:

1.            Termination of Employment. Executive has been terminated, for reasons other than “for Cause,” from any and all positions that he holds at Employer or any subsidiary thereof effective March 31, 2006 (the “Termination Date”).

2.            Termination Benefits. Upon termination, Executive will be entitled to those benefits generally applicable to terminated employees, including distribution of 401(k)/retirement benefits, continuation of health coverage under COBRA, any accrued but unused Paid Time Off (PTO) (to the extent required by state law) and earned but unpaid wages and properly documented expense reimbursements. In addition, in exchange for entering into this Agreement and Release, and in full satisfaction of Employer’s obligations to Executive pursuant to any written agreement between Employer and Executive, including but not limited to the employment agreement dated May 24, 2004 (the “Employment Agreement”) and subject to Executive’s execution and non-revocation of, and compliance with this Agreement and Release, Employer shall pay the following benefits to Executive:

a.            Salary Equivalents.      Continued base salary in an amount equal to twenty four (24) months of base salary at the rate of Four Hundred Eighty Three Thousand Five Hundred Dollars ($483,500) per year (for a twenty four (24) month total hereunder of Nine Hundred Sixty Seven Thousand Dollars ($967,000)), payable as set forth immediately below. The first payment shall be made on October 1, 2006 (the “First Payment Date”), and shall be in the amount of Two Hundred Eighty Two Thousand Forty Two Dollars ($282,042), less all applicable taxes and withholdings, which is equal to seven (7) months’ base salary. The remaining payments, totaling Six Hundred Eighty Four Thousand Nine Hundred Fifty Eight Dollars ($684,958), will be made in accordance with the payroll procedures for salaried personnel commencing on November 1, 2006, and shall be made in equal, twice-monthly payments of Twenty Thousand One Hundred Forty Six Dollars ($20,146), less all applicable taxes and withholdings, through March 31, 2008 (the “Severance Period”).

b.            Incentive Equivalents.                 (i)          On or about each of April 1, 2007 and April 1, 2008, Executive will be paid the sum of Two Hundred Forty One Thousand Seven Hundred Fifty Dollars ($241,750), less all applicable taxes and withholdings.

(ii)          On or about April 1, 2009, Executive will be paid the sum of Sixty Thousand Four Hundred Thirty Eight Dollars ($60,438), less all applicable taxes and withholdings.

c.            Vesting of Equity.        (i)          Executive was previously granted 17,470 shares of Interpublic Common Stock on or about May 24, 2004 pursuant to the Interpublic Long Term Incentive Plan (“LTIP”) (subject to a three year restriction). Except as otherwise provided Section 2(e), these shares will continue to vest during the Severance Period and will become fully vested on the earlier of May 24, 2007 or the date on which Executive commences new employment that is not violative of Section 12(c) herein.

(ii)          Executive was previously granted 10,292 shares of Interpublic Common Stock on August 3, 2005 pursuant to the LTIP (subject to a vesting schedule by which 1/3 of such shares vest on each anniversary of the grant, and the entire grant is vested as of August 3, 2008). Except as otherwise provided in Section 2(e), these shares will continue to vest, pro rata, until the sooner of the conclusion of the Severance Period or the date on which Executive commences new employment that is not violative of Section 12(c) herein. In the event that Executive commences new employment in compliance with Section 12(c), prior to the conclusion of the Severance Period, the shares will vest, pro rata, until the date on which Executive commences such new employment, but in no event will fewer than Three Thousand Four Hundred and Thirty One (3,431) of such shares be vested, regardless of the date on which Executive commences such new employment.

(iii)        Executive was previously granted a total of Sixty Nine Thousand Eight Hundred Eight One (69,881) shares of restricted Interpublic Common Stock on or about May 24, 2004, with approximately 1/3 of such shares becoming unrestricted on the first anniversary date of the grant; 1/3 becoming unrestricted on the second anniversary date; and 1/3 becoming unrestricted on the third anniversary date. All such shares that are otherwise restricted as of the Termination Date will vest as of the Termination Date.

(iv)         Performance Shares. Executive was granted Twelve Thousand Eight Hundred and Sixty Five (12,865) performance shares on or about August 3, 2005, with approximately 1/3 of such shares becoming vested on the first anniversary date of the grant; 1/3 becoming vested on the second anniversary date; and 1/3 becoming vested on the third anniversary date. Except as otherwise provided in Section 2(e), these shares will continue to vest, pro rata, until the sooner of the conclusion of the Severance Period or the date on which Executive commences new employment that is not violative of Section 12(c) herein. In the event that Executive commences new employment in compliance with Section 12(c), prior to the conclusion of the Severance Period, the shares will vest, pro rata, until the date on which Executive commences such new employment, but in no event will fewer than Four Thousand Two Hundred and Eighty Eight (4,288) of such shares be vested, regardless of the date on which Executive commences such new employment.

(v)          All grants of equity will be subject to accelerated vesting in the event of a change of control of Interpublic, in accordance with the terms of the relevant equity plans, as if Executive were actively employed by Interpublic at the time of any such change of control.

d.            Vesting of Options.     (i)          Executive was previously granted, (A) on or about May 24, 2004, options to purchase Thirty Four Thousand Nine Hundred Forty (34,940) shares of Interpublic Common Stock, with approximately 1/3 of such options vesting on the second anniversary of that grant; 1/3 vesting on the third anniversary; and 1/3 vesting on the fourth anniversary; and (B) on or about May 24, 2004, was granted options to purchase Eighty Three Thousand Eight Hundred Fifty Seven (83,857) shares of Interpublic Common Stock, with approximately 1/3 of the options vesting on the first anniversary of the grant; 1/3 vesting on the second anniversary date; and 1/3 vesting on the third anniversary date. All of the options referenced in Subsection (i)(A) are fully vested and fully exercisable to the extent permitted by law, and the options in Subsection (i)(B) shall become fully vested and may be exercised in accordance with the terms of the options as of the Termination Date. Such options may be exercised for a period of ninety (90) days from the last day of the Severance Period.

(ii)          Executive was previously granted, on or about August 3, 2005, options to purchase Forty One Thousand One Hundred Sixty Nine (41,169) shares of Interpublic Common Stock. Except as otherwise provided in Section 2(e), these options will continue to vest, pro rata, until the sooner of the conclusion of the Severance Period or the date on which Executive commences new employment that is not violative of Section 12(c) herein. In the event that Executive commences new employment in compliance with Section 12(c), prior to the conclusion of the Severance Period, the options will vest, pro rata, until the date on which Executive commences such new employment, but in no event will fewer than Ten Thousand Two Hundred and Ninety Three (10,293) of such options vest, regardless of the date on which Executive commences such new employment. Such options may be exercised for a period of ninety (90) days from the last day of the Severance Period.

(iii)        All grants of options will be subject to accelerated vesting in the event of a change of control of Interpublic, in accordance with the terms of the relevant equity plans, as if Executive were actively employed by Interpublic at the time of any such change of control.

e.            Statutory Withholding Obligations. Notwithstanding anything to the contrary herein, under each of Sections 2(c) and 2(d), the number of shares necessary to satisfy the minimum statutory tax withholding obligations on the Termination Date with regard to such Sections shall fully vest on such date, be used to cover such withholding obligation and proportionately reduce the number of shares that would otherwise vest on each vesting date thereafter. On each future vesting date, the number of shares to be delivered to Executive shall be reduced as necessary to cover the minimum statutory withholding due in connection with such vesting.

f.             Miscellaneous Payments during Severance Period. (i) Executive will receive a miscellaneous allowance at the rate of Forty Five Thousand Dollars ($45,000)

per year (for a maximum, twenty four (24) month total hereunder of Ninety Thousand Dollars ($90,000)), payable as set forth immediately below. The first payment shall be made on the First Payment Date, and shall be in the amount of Thirty Thousand Dollars ($30,000), less all applicable taxes and withholdings. The remaining payments, totaling up to Sixty Thousand Dollars ($60,000), will be made in accordance with the payroll procedures for salaried personnel commencing on December 1, 2006, and shall be made in equal, twice-monthly payments of One Thousand Eight Hundred Seventy Five Dollars ($1,875), less all applicable taxes and withholdings, through the end of the Severance Period. In the event Executive becomes re-employed in compliance with Section 12(c), and such new employer offers allowances or entitlements for such items as car services for personal use and financial planning, then the payments contemplated in this Subsection (f)(i) for the related fringe benefits shall cease as of the date Executive commences such new employment. (ii) Executive will receive a lump-sum cash payment equal to the maximum amount that would otherwise have been contributed during the Severance Period by Employer on Executive’s behalf to Executive’s account under the terms of the Interpublic Savings Plan in effect on the Termination Date, assuming Executive’s continued employment and maximum salary reduction contributions to the Savings Plan by Executive during the Severance Period. Such payment shall be made on the First Payment Date.

g.            Life Insurance Premiums.  In full satisfaction of Executive’s contractual right under his Employment Agreement to receive from Employer his annual premium (grossed up for taxes) for Executive’s current death benefit under his ATT Executive Life Insurance Policy, Employer will pay to Executive an amount in lieu of the annual premium on such policy, including payment to Executive of an annual gross up amount, payable as set forth immediately below. Payments, each in the amount of Twenty Thousand Dollars ($20,000), less all applicable taxes and withholdings, shall be made during January of each successive year beginning in 2007 until the year during which Executive turns sixty five (65) years of age. In the event the payments for 2006 premium and gross up amounts have not been made prior to the Termination Date in the normal course, such payments shall be paid to Executive on the First Payment Date.

h.            Executive Medical Plus Plan.   Executive shall be provided coverage under Interpublic’s Executive Medical Plus Plan (the “EMP Plan”) from the Termination Date until Executive’s 65th birthday (the “EMP Coverage Period”) on a tax-protected basis and Executive’s annual actual medical expenses under the EMP Plan (including premiums and any out-of-pocket expenses) will be capped at Seven Thousand Dollars ($7,000) annually. The EMP Plan is a fully-insured plan. In the event that Employer does not maintain the EMP Plan as a fully-insured plan pursuant to Section 105(h) the Internal Revenue Code of 1986, as amended (the “Code”) for the EMP Coverage Period, then Employer will honor its obligation hereunder by either permitting Executive to participate in any substitute fully-insured plan maintained by Employer, or, at Executive’s election, by reaching agreement with Executive on a sum certain necessary to enable him to receive comparable coverage at the same after-tax cost to Executive as contemplated immediately above. If at any time during the EMP Coverage Period Executive obtains new employment (either in compliance with Section 12(c) or, if such employment commences beyond the temporal limits of Section 12), and such new employer provides medical insurance benefits, the EMP Plan shall provide Executive with his secondary medical insurance coverage during the period of such employment, but shall revert to primary coverage if such employment is terminated prior to the expiration of the EMP Coverage Period. During the six (6) month period immediately preceding Executive’s 65th birthday, Executive and/or Executive’s spouse, the Employer and the Employer’s health insurance broker will consult in good faith to assist in locating appropriate health insurance coverage for Executive’s spouse. The Employer shall have no obligation to pay for any medical insurance coverage for Executive or Executive’s spouse following Executive’s 65th birthday.

i.             Benefit Plan Continuation.      In lieu of Executive’s continued participation in Employer’s Accidental Death and Dismemberment Insurance Policy or Long Term Disability Insurance Policy during the Severance Period, Employer will pay to Executive, on the First Payment Date, the amount of Four Thousand Dollars ($4,000), less applicable taxes and withholdings.

j.             Outplacement Services.            Employer will directly pay to a vendor, on behalf of Executive, up to Fifteen Thousand Dollars ($15,000) for outplacement services costs incurred by Executive; Employer will provide Executive with a list of vendors that provide such services in the geographic area of interest to Executive, and Executive shall select a vendor from that list. Such services shall be covered to the extent that Executive utilizes one of the vendors identified on the Employer-provided list, and so long as invoices are submitted to Employer within one year of the Termination Date. Any such outplacement payments shall be made by Employer no later than December 1, 2007.

k.            CAP Agreement.          Executive’s Capital Accumulation Plan (“CAP”) account will become fully vested on May 14, 2007, in accordance with the terms of the CAP Participation Agreement (other than the requirement of continued active employment). On December 31, 2006 Employer shall credit Executive’s CAP account by payment thereto in the amount of Eighty Thousand Dollars ($80,000).

l.             Legal Fees.       Employer shall pay up to Twenty Thousand Dollars ($20,000) for legal fees actually incurred in the negotiation of this Agreement and Release, subject to submission of appropriate documentation no later than May 15, 2006. Such payment shall be made on the First Payment Date.

3.             Release of Claims. By signing this Agreement and Release, Executive, on behalf of himself and his current, former, and future heirs, executors, administrators, attorneys, agents and assigns, releases and waives all legal claims in law or in equity of any kind whatsoever that Executive has or may have against Employer, its parents, subsidiaries and affiliates, and their respective officers, directors, employees, shareholders, members, agents, attorneys, trustees, fiduciaries, representatives, benefit plans and plan administrators, successors and/or assigns, and all persons or entities acting by, through, under, or in concert with any or all of them (collectively, the “Releasees”). This release and waiver covers all rights, claims, actions and suits of all kinds and descriptions that Executive now has or has ever had, whether known or unknown or based on facts now known or unknown, fixed or contingent, against the Releasees, from the beginning of time up to and including the date that Executive executes this Agreement and Release, including, without limitation:

a.             any claims for wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

b.            any claims for the breach of any written, implied or oral contract between Executive and Employer, including but not limited to any contract of employment;

c.            any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, or physical or mental disability or medical condition;

d.             any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits, or for the consideration being provided to Executive pursuant to Paragraph 2 of this Agreement, or for the payments and benefits to which Executive is entitled under the applicable employee benefit plans; and

e.             all claims that Executive has or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, Executive Order 11246, and any state laws governing employee rights, as each of them has been or may be amended.

Specifically excepted from this Release are claims for indemnification to the extent such claims may arise within the scope of Section 8 and coverage under the Employer’s director and officer insurance policy for acts performed by Executive while employed by Employer. This Agreement and Release shall be binding upon and inure to the benefit of Executive and the Releasees and any other individual or entity who may claim any interest in the matter through Executive. Executive also acknowledges that he has not assigned any of his rights to make the aforementioned claims or demands. Executive also acknowledges and represents that he has not filed nor will he file any lawsuits based on claims or demands that he has released herein.

4.             Attorney Review.          Executive is hereby advised that he should consult with an attorney prior to executing this Agreement. Executive hereby acknowledges that he has done so.

5.            Knowing and Voluntary Release.        Executive agrees that he is signing this Agreement and Release voluntarily and of his own free will and not because of any threats or duress. Executive is hereby given a period of at least twenty-one (21) days from the date this Agreement is delivered to him within which to consider whether he will sign it. Executive acknowledges receipt of this Agreement as of February 1, 2006. Executive may sign this Agreement and Release at any time up until receipt of written notice from Employer that it has been revoked.

In order to receive the termination benefits described herein, Executive must sign, date and return this Agreement and Release to the Employer (c/o Michael Marra, Esq., 1114 Avenue of the Americas, 19th Floor, New York, NY 10036).

6.            Revocation Period.      If Executive signs this Agreement, he acknowledges that he understands that he may revoke this Agreement within seven (7) days after he has signed it by notifying Employer in writing that he has revoked this Agreement. Such notice shall be addressed to the Employer (c/o Michael Marra, Esq.). This Agreement shall not be effective or enforceable in accordance with its terms until the 7-day revocation period has expired.

7.            Intellectual Property Rights.   Executive acknowledges and agrees that all concepts, writings and proposals submitted to and accepted by Employer (“Intellectual Property”) which relate to the business of Employer and which have been conceived or made by him during the period of his employment, either alone or with others, are the sole and exclusive property of Employer or its clients. As of the date hereof, Executive hereby assigns in favor of Employer all the Intellectual Property covered by this Section 7. On or subsequent to the date hereof, upon written request, Executive shall execute any and all other papers and lawful documents required or necessary to vest sole rights, title and interest in the Employer or its nominee of the Intellectual Property.

8.            Indemnification and Cooperation in Proceedings.

(a)           Executive agrees that, in the event he is subpoenaed, or requested by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, administrative proceeding, judicial proceeding, formal or informal interview, meeting, telephone conference or otherwise) or otherwise provide information which in any way relates to his employment at Employer, he will give prompt written notice of such request, and in no event later than forty-eight (48) hours after becoming aware of such request, by overnight mail service addressed to Employer, c/o General Counsel’s Office, Interpublic Group of Companies, 1114 Avenue of the Americas, New York, New York 10036, and will make no disclosure until the time required by the relevant subpoena, deposition notice or other instrument of notice.

(b)          Executive further agrees that he shall reasonably cooperate with and assist Employer and its affiliates in connection with any litigation, dispute or proceeding in which they are involved and that, because of Executive’s involvement in the matters at issue, may require Executive’s cooperation and assistance.  Such cooperation and assistance shall be provided at a time and in a manner which is mutually agreeable to Executive and Employer or its affiliates (and with due regard for existing commitments of Executive) and shall include providing information, documents, etc., submitting to depositions, providing testimony and assisting

Employer and its affiliates generally in defending their position with reference to any matter.  Executive will be reimbursed for any reasonable out-of-pocket expense Executive incurs in fulfilling his obligations under this Subsection.

(c)          Employer agrees that nothing contained herein shall modify any of Employer’s obligations to (i) indemnify Executive against any damages, costs, liabilities, losses and expenses as a result of any claim or proceeding, or threatened claim or proceeding, against Executive that arises out of or is related to his service as an officer, director or employee of Employer or (ii) provide coverage under Employer’s director and officer liability insurance policy.

9.             Non-Admission.             This Agreement and Release shall not in any way be construed as an admission by Employer of any liability for any reason, including, without limitation, based on any claim that Employer has committed any wrongful or discriminatory act.

10.          Non-Disparagement.     (a)          Executive agrees that he will not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of any of the Releasees and is intended to damage the reputation of any Releasee.

(b)           Employer agrees that it will not issue or make any statements that may be considered defamatory, derogatory or disparaging of Executive. Employer further agrees that it will issue a mutually agreed upon press release concerning Executive’s separation from employment, and that Employer will provide a mutually agreed upon written reference on behalf of Executive upon a request for employment reference by a prospective employer.

(c)           It shall not be a breach of this Section 10 for Executive or an authorized representative of Employer to testify truthfully in any judicial or administrative proceeding, or any governmental inquiry, or to make factually accurate statements required in legal or public filings.

11.          Confidentiality/Company Property. Executive acknowledges that he has had access to confidential, proprietary business information of Employer as a result of employment, and Executive hereby agrees not to use such information personally or for the benefit of others. Executive also agrees not to disclose to anyone any confidential information at any time in the future so long as it remains confidential. Executive represents that he has returned all Employer property in his possession other than a Blackberry device and his rolodex and similar address books, calendars and diaries, which he is permitted to retain (but is nonetheless not permitted to disclose any confidential information contained therein, and his right to retain such property does not diminish Employer’s rights, or Executive’s obligations, hereunder). Executive also acknowledges and reaffirms his continuing obligations to Employer pursuant to any confidentiality, non-compete and/or non-solicitation agreements signed by Executive, including but not limited to the agreements contained in Section 5 of Executive’s CAP Participation Agreement dated May 26, 2004 and Article VIII of the Employment Agreement. Nothing herein shall prevent Executive from fully and truthfully complying with any legal process served upon him, subject to the procedures set forth in Section 8.

12.            Non-Solicitation of Clients and Employees.     During the Severance Period,

Executive shall not (a) directly or indirectly solicit any employee of Employer to leave such employ to enter the employ of Executive or of any person, firm or corporation with which Executive is then associated, or induce or encourage any such employee to leave the employment of Employer or to join any other company, or hire any such employee, or otherwise interfere with the relationship between Employer and any of its employees, provided that the foregoing shall not prevent Executive from serving as a requested reference or be violated by general advertising not specifically targeted at the employees of Interpublic; or (b) directly or indirectly solicit or handle on Executive’s own behalf or on behalf of any other person, firm or corporation, the event marketing, public relations, advertising, sales promotion or market research business of any person or entity which is a client of Employer, or to induce any such client to cease to engage the services of Employer or to use the services of any entity or person that competes directly with a material business of Employer, where the identity of such client, or the client’s need, desire or receptiveness to services offered by Employer is known by Executive as a part of his employment with Employer; or (c) commence employment, including employment in a financial capacity, with any entity that does any of the foregoing as its primary business activity.

13.          Entire Agreement; No Other Promises. Except as to any confidentiality, non-compete and/or non-solicitation agreements signed by Executive upon or during his employment with Employer and the CAP Participation Agreement, Executive hereby acknowledges and represents that this Agreement and Release contains the entire agreement between Executive and Employer, and it supersedes any and all previous agreements concerning the subject matter hereof. Executive further acknowledges and represents that neither Employer nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce Executive to execute this Agreement and Release, and Executive acknowledges that he has not executed this Agreement and Release in reliance on any such promise, representation or warranty.

14.          Equitable Relief. Executive acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, and agrees that Employer shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.

15.          Severability. If any term or condition of this Agreement and Release shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement and Release shall be construed without such term or condition. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

16.          Withholding.     The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

17.          Choice of Law and Forum. This Agreement and Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions. Any dispute under this Agreement and Release shall be adjudicated by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in New York City. The prevailing party in any such arbitration, as determined by the arbitrator, may be awarded its attorney' s fees and costs in the discretion of the arbitrator, provided that the arbitrator shall not make any award against the Executive unless he finds Executive' s position overall to have been frivolous or taken in bad faith.

18.          Code Section 409A. If any provision of this Agreement (or of any payment of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, Employer shall, after consulting with Executive, reform such provision to comply with Code Section 409A; provided that Employer agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A. Nothing herein shall be interpreted as an agreement by Employer to reimburse Executive for any penalties assessed by any taxing authority, as long as Employer has acted in good faith.

18.          Amendment. This Agreement and Release may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.

HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT AND RELEASE, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

/s/ Nicholas Cyprus
NICHOLAS CYPRUS

Dated: March 20, 2006

The Interpublic Group of Companies, Inc.

By: /s/Frank Mergenthaler
FRANK MERGENTHALER

Dated: March 20, 2006